Exhibit 99.1

Shutterstock Appoints Three Accomplished Business Leaders to Board of Directors

Timothy Adams, Matthew Salzberg, and Michael Thompson bring extensive financial, operational, investment and technology expertise to Shutterstock’s Board

NEW YORK, Sept. 8, 2026 /PRNewswire/ -- Shutterstock, Inc. (NYSE: SSTK), a family of brands delivering scalable creative and GenAI solutions to help customers fuel great work, today announced the appointment of Timothy Adams, Matthew Salzberg, and Michael Thompson to its Board of Directors.

The appointments add three accomplished executives and investors with deep experience across technology and emerging markets, investment and capital allocation, building and scaling businesses, and public-company finance and governance. Their collective expertise further strengthens the Board as Shutterstock remains focused on creating long-term value for the Company and its shareholders.

“The caliber of leaders joining our Board speaks to both the strength of Shutterstock and the opportunity ahead,” said Jon Oringer, Executive Chairman of the Board at Shutterstock. “Tim, Matt, and Michael have each built impressive careers leading, investing in and advising companies through periods of growth and transformation. They bring deep financial, operational, governance and technology expertise, along with the independent perspective that comes from having successfully navigated complex business environments. We are thrilled they have chosen to bring that experience to Shutterstock.”

Timothy Adams is a seasoned financial executive and board director with more than 20 years of leadership experience across public and private technology companies. He currently serves as Chief Financial Officer of Validity Inc. and previously served as Chief Financial Officer of Rapid7, Inc. and BitSight Technologies, Inc. Adams also served on the Board of Directors of Model N, where he chaired the Audit Committee. Throughout his career, he has led and advised on IPOs, M&A transactions, capital raises and strategic financings, bringing extensive experience in public-company governance, financial discipline and investor relations. He holds a B.S. in Accounting from Murray State University, and an M.B.A. from Boston University.

Matthew Salzberg is a CEO, investor, and founder with extensive experience building, scaling, and transforming technology-enabled businesses. He is co-founder and Chairman of Unlimited, an alternative investment manager, and co-founder of Embark Veterinary and Coldcart. Salzberg founded Blue Apron in 2011 and served as CEO for its first six years, growing the company from an idea into a nationally recognized consumer brand with approximately $910 million in annual revenue and more than 5,000 employees. He led Blue Apron’s 2017 initial public offering and later served as Chairman of its Board. Salzberg also founded venture capital firm Material and previously served as CEO of Ambr Group. He holds an A.B. in Economics, summa cum laude, from Harvard College and an M.B.A. from Harvard Business School.

Michael Thompson has served as Managing Partner of Reinvent Capital, a private investment fund focused on technology companies, since 2017. Previously, he founded and served as Managing Partner of BHR Capital, a New York-based hedge fund. Thompson has invested in and advised numerous innovative technology companies throughout his career, with particular experience across aerospace, advanced energy, emerging technologies and AI applications in the physical world. He currently serves on the Boards of Directors of Joby Aviation, Oklo Inc. and American Banknote Corporation and is an advisor to Xona Space Systems. Thompson holds a Bachelor of Business Administration in International Finance from the Honors Program at the University of Georgia.

About Shutterstock

Shutterstock is in the business of turning ideas into impact. Powered by a global network of millions of creators and our cutting-edge technology, we provide businesses, creatives, and brand leaders with the essential, universal ingredients to make their work more effective. Shutterstock offers access to one of the world's largest and most diverse collections of high-quality licensable assets, specialized training datasets, evaluation tools, and end-to-end strategic partnerships for the full model training lifecycle, as well as advertising and distribution solutions, exclusive editorial content, and full-service studio production—delivering unparalleled resources to fuel great work.

Discover our impact at www.shutterstock.com and connect with us on LinkedIn, Instagram, X, Facebook and YouTube.

Press Contact
Emma Gammons
press@shutterstock.com

Investor Relations Contact
Scott Grossman
ir@shutterstock.com